Exhibit 99.1

RBC Bearings Incorporated Announces Fiscal Fourth Quarter and Full Year 2026 Results

Oxford, CT – May 15, 2026 – RBC Bearings Incorporated (NYSE: RBC), a leading international manufacturer of highly engineered precision bearings, components and essential systems for the industrial, aerospace and defense markets, today reported results for the fourth quarter and full year fiscal 2026.

Fourth Quarter Financial Highlights

●	Fourth quarter net sales of $518.0 million increased 18.3% over last year, Aerospace & Defense up 41.2% and Industrial up 5.5%.

●	Gross margin of 44.4% for the fourth quarter of fiscal 2026 compared to 44.2% last year; Adjusted gross margin of 45.3% compared to 44.2% last year.

●	Fourth quarter net income attributable to common stockholders as a percentage of net sales of 17.7% vs 16.6% last year; Adjusted EBITDA as a percentage of net sales of 32.6% vs 31.9% last year.

Three Month Financial Highlights

	Fiscal 2026		Fiscal 2025		Change
($ in millions)	GAAP	Adjusted (1)	GAAP	Adjusted (1)	GAAP	Adjusted (1)
Net sales	$518.0		$437.7		18.3%
Gross margin	$230.0	$234.9	$193.4	$193.4	18.9%	21.5%
Gross margin %	44.4%	45.3%	44.2%	44.2%
Operating income	$119.1	$124.3	$100.7	$101.6	18.3%	22.3%
Operating income %	23.0%	24.0%	23.0%	23.2%
Net income	$91.7	$114.9	$72.7	$89.3	26.1%	28.7%
Diluted EPS	$2.89	$3.62	$2.30	$2.83	25.7%	27.9%

(1)	Results exclude items in reconciliation below.

Fiscal 2026 Financial Highlights

●	Fiscal 2026 net sales of $1,870.9 million increased 14.3% over last year, Aerospace & Defense up 32.9% and Industrial up 3.8%.

●	Gross margin of 44.4% for fiscal 2026 compared to 44.4% last year; Adjusted gross margin of 45.2% compared to 44.4% last year.

●	Fiscal 2026 net income attributable to common stockholders as a percentage of net sales of 15.4% vs 14.3% last year; Adjusted EBITDA as a percentage of net sales of 32.4% vs 31.8% last year.

Twelve Month Financial Highlights

	Fiscal 2026		Fiscal 2025		Change
($ in millions)	GAAP	Adjusted (1)	GAAP	Adjusted (1)	GAAP	Adjusted (1)
Net sales	$1,870.9		$1,636.3		14.3%
Gross margin	$830.2	$845.5	$726.1	$726.1	14.3%	16.4%
Gross margin %	44.4%	45.2%	44.4%	44.4%
Operating income	$421.0	$442.0	$369.9	$371.4	13.8%	19.0%
Operating income %	22.5%	23.6%	22.6%	22.7%
Net income	$287.6	$392.0	$246.2	$316.2	16.8%	24.0%
Net income attributable to common stockholders	$287.6	$392.0	$233.8	$303.8	23.0%	29.0%
Diluted EPS	$9.09	$12.39	$7.70	$10.01	18.1%	23.8%

(1)	Results exclude items in reconciliation below.

Dr. Michael J. Hartnett, Chairman and Chief Executive Officer, stated, “We closed out fiscal year 2026 with another strong quarter, driven by continued expansion in our Aerospace & Defense segment and accelerating growth in our Industrial business. As we look ahead to fiscal year 2027, we remain highly encouraged by the strength of our operating environment and the momentum we are seeing across the businesses. This record year for RBC was a true team effort, and I want to thank our employees across the organization for their hard work, dedication, and continued commitment to serving our customers with excellence.”

Fourth Quarter Results

Net sales for the fourth quarter of fiscal 2026 were $518.0 million, an increase of 18.3% from $437.7 million in the fourth quarter of fiscal 2025. $30.0 of net sales this quarter came from VACCO, which we acquired on July 18, 2025. Net sales for the Industrial segment increased 5.5%, while net sales for the Aerospace & Defense segment increased 41.2%. Gross margin for the fourth quarter of fiscal 2026 was $230.0 million compared to $193.4 million for the same period last year. On an adjusted basis, gross margin was $234.9 million for the fourth quarter of fiscal 2026 compared to $193.4 million for the same period last year.

SG&A for the fourth quarter of fiscal 2026 was $86.9 million, an increase of $14.8 million from $72.1 million for the same period last year. As a percentage of net sales, SG&A was 16.8% for the fourth quarter of fiscal 2026 compared to 16.5% for the same period last year.

Other operating expenses for the fourth quarter of fiscal 2026 totaled $24.0 million compared to $20.6 million for the same period last year. For the fourth quarter of fiscal 2026, other operating expenses included $21.4 million of amortization of intangible assets, $0.2 million of acquisition costs, $0.1 of restructuring costs and $2.3 million of other items. For the fourth quarter of fiscal 2025, other operating expenses included $18.2 million of amortization of intangible assets, $0.9 million of restructuring costs, and $1.5 million of other items.

Operating income for the fourth quarter of fiscal 2026 was $119.1 million compared to $100.7 million for the same period last year. On an adjusted basis, operating income was $124.3 million for the fourth quarter of fiscal 2026 compared to $101.6 million for the same period last year. Refer to the tables below for details on the adjustments made to operating income to derive adjusted operating income.

Interest expense, net, was $11.2 million for the fourth quarter of fiscal 2026 compared to $12.8 million for the same period last year. The decrease in interest expense between the periods was primarily due to the debt reduction efforts.

Other non-operating (income)/expense was $(1.0) million for the fourth quarter of fiscal 2026 compared to $(0.0) million for the same period last year.

Income tax expense for the fourth quarter of fiscal 2026 was $17.2 compared to $15.2 for the same period last year. The effective income tax rate for the fourth quarter of fiscal 2026 was 15.8% compared to 17.4% for the same period last year. The effective income tax rate for the fourth quarter of fiscal 2026 of 15.8% included a net $8.8 million tax benefit comprised primarily of revaluations of deferred taxes and valuation allowances, uncertain tax benefit statute of limitation lapses and true-ups, and stock-based compensation. The effective income tax rate without discrete items for the fourth quarter of fiscal 2026 would have been 23.8%. The effective income tax rate for the fourth quarter of fiscal 2025 of 17.4% included a $5.3 million net tax benefit comprised primarily of state nexus and apportionment changes based on fiscal 2024 tax income tax filings, the release of a valuation allowance in Canada, state nexus and apportionment changes based on fiscal 2024 income tax filings and stock-based compensation. The effective income tax rate without discrete items for the fourth quarter of fiscal 2025 would have been 23.4%.

Net income for the fourth quarter of fiscal 2026 was $91.7 million compared to $72.7 million for the same period last year. On an adjusted basis, net income was $114.9 million for the fourth quarter of fiscal 2026 compared to $89.3 million for the same period last year. Refer to the tables below for details on the adjustments made to net income to derive adjusted net income.

Diluted EPS for the fourth quarter of fiscal 2026 was $2.89 compared to $2.30 for the same period last year. On an adjusted basis, diluted EPS was $3.62 for the fourth quarter of fiscal 2026 compared to $2.83 for the same period last year. Refer to the tables below for details on the adjustments made to EPS to derive the adjusted numbers above.

Backlog as of March 28, 2026, was $2.3 billion compared to $2.1 billion as of December 27, 2025 and $0.9 billion as of March 29, 2025.

Outlook for the First Quarter Fiscal 2027

The Company expects net sales to be approximately $500.0 million to $510.0 million in the first quarter of fiscal 2027, compared to $436.0 million in the prior year, for a growth rate of 14.7% to 17.0%. Excluding $28.0 million of expected net sales from VACCO, net sales are expected to grow 8.3% to 10.6%. Adjusted gross margin is expected to be in the range of 45.25% to 45.5% and SG&A as a percentage of net sales is expected to be in the range of 16.50% to 16.75%.

Live Webcast

RBC Bearings Incorporated will host a webcast on Friday, May 15th, 2026, at 11:00 a.m. ET to discuss the quarterly results. To access the webcast, go to the investor relations portion of the Company’s website, investor.rbcbearings.com, and click on the webcast link. If you do not have access to the Internet and wish to listen to the call, dial 877-407-4019 (international callers dial +1 201-689-8337) and provide conference ID # 13760223. Investors are advised to dial into the call at least ten minutes prior to the call to register. An audio replay of the call will be available from 2:00 p.m. ET on the day of the call and will remain available for two weeks following the call. The replay can be accessed by dialing 877-660-6853 (international callers dial +1 201-612-7415) and providing conference ID # 13760223.

Non-GAAP Financial Measures

In addition to disclosing results of operations that are determined in accordance with U.S. generally accepted accounting principles (GAAP), this press release also discloses non-GAAP results of operations that exclude certain items. These non-GAAP measures adjust for items that management believes are unusual, as well as other non-cash items including but not limited to depreciation, amortization, and equity-based incentive compensation. Management believes that the presentation of these non-GAAP measures provides useful information to investors regarding the Company’s results of operations as these non-GAAP measures allow investors to better evaluate ongoing business performance. Investors should consider non-GAAP measures in addition to, not as a substitute for, financial measures prepared in accordance with GAAP. A reconciliation of the non-GAAP measures disclosed in this press release with the most comparable GAAP measures are included in the financial table attached to this press release.

Free Cash Flow Conversion

Free cash flow conversion measures our ability to convert operating profits into free cash flow and is calculated as free cash flow (cash provided by operating activities less capital expenditures) divided by net income.

Adjusted Gross Margin and Adjusted Operating Income

Adjusted gross margin excludes the impact of restructuring costs associated with the closing of a plant, acquisition related fair value adjustments to inventory or significant adjustments to existing manufacturing processes or product lines. Adjusted operating income excludes acquisition expenses (including the impact of acquisition-related fair value adjustments in connection with purchase), restructuring and other similar charges, and other non-operational, non-cash or non-recurring losses or gains. We believe that adjusted operating income is useful in assessing our financial performance by excluding items that are not indicative of our core operating performance or that may obscure trends useful in evaluating our continuing results of operations.

Adjusted Net Income Attributable to Common Stockholders and Adjusted Earnings Per Share Attributable to Common Stockholders

Adjusted net income attributable to common stockholders and adjusted earnings per share attributable to common stockholders (calculated on a diluted basis) exclude non-cash expenses for amortization related to acquired intangible assets other than internal-use software, stock-based compensation, amortization of deferred finance fees, acquisition expenses (including the impact of acquisition-related fair value adjustments in connection with purchase), restructuring and other similar charges, significant adjustments to existing manufacturing processes or product lines, gains or losses on divestitures, discontinued operations, gains or losses on extinguishment of debt, and other non-operational, non-cash or non-recurring losses or gains, net of their income tax impact and other tax matters, which may include certain discrete items and reserve-related items. We believe that adjusted net income and adjusted earnings per share are useful in assessing our financial performance by excluding items that are not indicative of our core operating performance or that may obscure trends useful in evaluating our continuing results of operations.

Adjusted EBITDA

We use the term “Adjusted EBITDA” to describe net income adjusted for the items summarized in the “Reconciliation of GAAP to Non-GAAP Financial Measures” table below. Adjusted EBITDA is intended to show our unleveraged, pre-tax operating results and therefore reflects our financial performance based on operational factors, excluding non-operational, non-cash or non-recurring losses or gains. In view of our debt level, Adjusted EBITDA aids our investors in understanding our compliance with our debt covenants. Management and various investors use the ratio of total debt less cash to Adjusted EBITDA, or “net debt leverage,” as a measure of our financial strength and ability to incur incremental indebtedness when making investment decisions and evaluating us against peers. Lastly, management and various investors use the ratio of the change in Adjusted EBITDA divided by the change in net sales (referred to as “incremental margin” in the case of an increase in net sales or “decremental margin” in the case of a decrease in net sales) as an additional measure of our financial performance and some investors utilize it when making investment decisions and evaluating us against peers.

Adjusted EBITDA is not a presentation made in accordance with GAAP, and our definition of Adjusted EBITDA may vary from the definition used by others in our industry. Adjusted EBITDA should not be considered as an alternative to net income, income from operations, or any other performance measures derived in accordance with GAAP. Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. For example, Adjusted EBITDA does not reflect (a) our capital expenditures, future requirements for capital expenditures or contractual commitments; (b) changes in, or cash requirements for, our working capital needs; (c) the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt; (d) tax payments that represent a reduction in cash available to us; (e) any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future; or (f) the impact of earnings or charges resulting from matters that we and the lenders under our credit agreement may not consider indicative of our ongoing operations. In particular, our definition of Adjusted EBITDA adds back certain non-cash, non-operating or non-recurring charges that are deducted in calculating net income, even though these are expenses that may recur or vary greatly, are difficult to predict, and can represent the effect of long-term strategies as opposed to short-term results. In addition, certain of these expenses can represent the reduction of cash that could be used for other corporate purposes. Further, although not included in the calculation of Adjusted EBITDA below, the measure may at times (i) include estimated cost savings and operating synergies related to operational changes ranging from acquisitions to dispositions to restructurings and/or (ii) exclude one-time transition expenditures that we anticipate we will need to incur to realize cost savings before such savings have occurred.

About RBC Bearings

RBC Bearings Incorporated is an international manufacturer and marketer of highly engineered precision bearings, components and essential systems. Founded in 1919, the Company is primarily focused on producing highly technical or regulated bearing products and components requiring sophisticated design, testing, and manufacturing capabilities for the diversified industrial, aerospace and defense markets. The Company is headquartered in Oxford, Connecticut.

Safe Harbor for Forward Looking Statements

Certain statements in this press release contain “forward-looking statements.” All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including the following: the section of this press release entitled “Outlook”; any projections of earnings, revenue or other financial items relating to the Company, any statement of the plans, strategies and objectives of management for future operations; any statements concerning proposed future growth rates in the markets we serve; any statements of belief; any characterization of and the Company’s ability to control contingent liabilities; anticipated trends in the Company’s businesses; and any statements of assumptions underlying any of the foregoing. Forward-looking statements may include the words “may,” “would,” “estimate,” “intend,” “continue,” “believe,” “expect,” “anticipate,” and other similar words. Although the Company believes that the expectations reflected in any forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties beyond the control of the Company. These risks and uncertainties include, but are not limited to, risks and uncertainties relating to general economic conditions, geopolitical factors including import/export tariffs, future levels of aerospace & defense and industrial market activity, future financial performance, our use of information technology systems, our disclosure controls and procedures and internal control over financial reporting, our debt level, our level of goodwill, market acceptance of new or enhanced versions of the Company’s products, the pricing of raw materials, changes in the competitive environments in which the Company’s businesses operate, increases in interest rates, the Company’s ability to acquire and integrate complementary businesses, and risks and uncertainties listed or disclosed in our reports filed with the Securities and Exchange Commission, including, without limitation, the risks identified under the heading “Risk Factors” set forth in the Company’s most recent Annual Report on Form 10-K filed with the SEC. The Company does not intend, and undertakes no obligation, to update or alter any forward-looking statements.

Contact:	Mike Cummings or Josh Carroll
investors@rbcbearings.com

RBC Bearings Incorporated

Consolidated Statements of Operations

(dollars in millions, except per share data)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	March 28,	March 29,	March 28,	March 29,
	2026	2025	2026	2025
Net sales	$518.0	$437.7	$1,870.9	$1,636.3
Cost of sales	288.0	244.3	1,040.7	910.2
Gross margin	230.0	193.4	830.2	726.1

Operating expenses:
Selling, general and administrative	86.9	72.1	316.1	279.3
Other, net	24.0	20.6	93.1	76.9
Total operating expenses	110.9	92.7	409.2	356.2

Operating income	119.1	100.7	421.0	369.9

Interest expense, net	11.2	12.8	49.8	59.8
Other non-operating (income) / expense	(1.0)	(0.0)	1.9	(1.8)
Income before income taxes	108.9	87.9	369.3	311.9
Provision for income taxes	17.2	15.2	81.7	65.7
Net income	91.7	72.7	287.6	246.2
Preferred stock dividends	-	-	-	12.4
Net income attributable to common stockholders	$91.7	$72.7	$287.6	$233.8

Net income per common share attributable to common stockholders:
Basic	$2.91	$2.32	$9.14	$7.76
Diluted	$2.89	$2.30	$9.09	$7.70

Weighted average common shares:
Basic	31,534,801	31,325,492	31,481,360	30,136,501
Diluted	31,710,228	31,546,961	31,634,888	30,354,470

Segment Data:	Three Months Ended		Twelve Months Ended
	March 28,	March 29,	March 28,	March 29,
Net External Sales:	2026	2025	2026	2025
Aerospace & defense segment	$222.1	$157.3	$788.0	$592.8
Industrial segment	295.9	280.4	1,082.9	1,043.5
Total net external sales	$518.0	$437.7	$1,870.9	$1,636.3

	Three Months Ended		Twelve Months Ended
Reconciliation of Reported Gross Margin to	March 28,	March 29,	March 28,	March 29,
Adjusted Gross Margin:	2026	2025	2026	2025
Reported gross margin	$230.0	$193.4	$830.2	$726.1
Transaction and related costs	5.7	-	13.2	-
Restructuring and consolidation	(0.8)	-	2.1	-
Adjusted gross margin	$234.9	$193.4	$845.5	$726.1

	Three Months Ended		Twelve Months Ended
Reconciliation of Reported Operating Income to	March 28,	March 29,	March 28,	March 29,
Adjusted Operating Income:	2026	2025	2026	2025
Reported operating income	$119.1	$100.7	$421.0	$369.9
Transaction and related costs	5.9	-	14.8	-
Restructuring and consolidation	(0.7)	0.9	6.2	1.5
Adjusted operating income	$124.3	$101.6	$442.0	$371.4

	Three Months Ended		Twelve Months Ended
Reconciliation of Reported Net Income to Adjusted Net	March 28,	March 29,	March 28,	March 29,
Income Attributable to Common Stockholders:	2026	2025	2026	2025
Reported net income	$91.7	$72.7	$287.6	$246.2
Transaction and related costs	5.9	-	14.8	-
Restructuring and consolidation	(0.7)	0.9	6.2	1.5
M&A related amortization	19.5	16.4	73.7	65.6
Stock compensation expense	11.2	8.1	34.5	28.4
Amortization of deferred finance fees	0.6	0.7	3.0	2.4
Legal settlement	-	-	-	(4.0)
Tax impact of adjustments and other tax matters*	(13.3)	(9.5)	(27.8)	(23.9)
Adjusted net income	$114.9	$89.3	$392.0	$316.2

Preferred stock dividends	-	-	-	12.4

Adjusted net income attributable to common stockholders	$114.9	$89.3	$392.0	$303.8

Adjusted net income per common share attributable to common stockholders:
Basic	$3.64	$2.85	$12.45	$10.08
Diluted	$3.62	$2.83	$12.39	$10.01

Weighted average common shares:
Basic	31,534,801	31,325,492	31,481,360	30,136,501
Diluted	31,710,228	31,546,961	31,634,888	30,354,470

*	Overall tax rate applied to adjusted pre-tax earnings was 21.0% and 21.7% for the three-month periods ended March 28, 2026 and March 29, 2025, respectively and 21.8% and 22.1% for the twelve-month periods ended March 28, 2026, and March 29, 2025, respectively.

	Three Months Ended		Twelve Months Ended
Reconciliation of Reported Net Income to	March 28,	March 29,	March 28,	March 29,
Adjusted EBITDA:	2026	2025	2026	2025
Reported net income	$91.7	$72.7	$287.6	$246.2
Interest expense, net	11.2	12.8	49.8	59.8
Provision for income taxes	17.2	15.2	81.7	65.7
Stock compensation expense	11.2	8.1	34.5	28.4
Depreciation and amortization	33.4	30.1	128.8	120.0
Other non-operating (income) / expense	(1.0)	(0.0)	1.9	2.2
Transaction and related costs	5.9	-	14.8	-
Restructuring and consolidation	(0.7)	0.9	6.2	1.5
Legal settlement	-	-	-	(4.0)
Adjusted EBITDA	$168.9	$139.8	$605.3	$519.8

Consolidated Balance Sheets

(dollars in millions, except per share data)

	March 28,	March 29,
	2026	2025

Assets
Cash	$57.3	$36.8
Accounts receivable, net of allowance for credit losses	340.6	307.6
Inventory, net	762.8	654.5
Prepaid expenses and other current assets	29.1	28.4
Total current assets	1,189.8	1,027.3
Property, plant and equipment, net	419.0	359.0
Operating lease assets	68.7	58.6
Goodwill	2,003.4	1,872.2
Intangible assets, net	1,378.2	1,325.1
Other noncurrent assets	63.6	43.0
Total assets	$5,122.7	$4,685.2

Liabilities and Stockholders' Equity
Liabilities
Accounts payable	$147.0	$138.4
Accrued expenses and other current liabilities	214.7	166.0
Current operating lease liabilities	10.7	9.2
Current portion of long-term debt	173.8	1.7
Total current liabilities	546.2	315.3
Long-term debt, less current portion	701.7	918.4
Noncurrent operating lease liabilities	59.0	50.3
Deferred income taxes	267.3	257.8
Other noncurrent liabilities	187.5	112.0
Total liabilities	1,761.7	1,653.8

Stockholders' equity
Common stock, $.01 par value	0.3	0.3
Additional paid-in capital	1,735.4	1,682.5
Accumulated other comprehensive income/(loss)	2.1	(1.4)
Retained earnings	1,738.2	1,450.6
Treasury stock, at cost	(115.0)	(100.6)
Total stockholders' equity	3,361.0	3,031.4
Total liabilities and stockholders' equity	$5,122.7	$4,685.2

Consolidated Statements of Cash Flows

(dollars in millions)

	Twelve Months Ended
	March 28,	March 29,
	2026	2025
Cash flows from operating activities:
Net income	$287.6	$246.2
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	128.8	120.0
Deferred income taxes	10.9	(26.8)
Amortization of deferred financing costs	3.0	2.4
Stock-based compensation	34.5	28.4
Noncash operating lease expense	7.2	6.3
Loss on disposition of assets	0.6	0.4
Restructuring and other noncash charges	3.0	0.5
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(19.4)	(53.3)
Inventory	(43.7)	(32.3)
Prepaid expenses and other current assets	10.5	(3.9)
Other noncurrent assets	(16.7)	0.5
Accounts payable	1.4	22.2
Accrued expenses and other current liabilities	(16.4)	(2.3)
Other noncurrent liabilities	24.4	(14.7)
Net cash provided by operating activities	415.7	293.6

Cash flows from investing activities:
Capital expenditures	(73.1)	(49.8)
Proceeds from sale of assets	0.1	0.0
Acquisition of business	(276.7)	-
Net cash used in investing activities	(349.7)	(49.8)

Cash flows from financing activities:
Proceeds received from revolving credit facilities	200.0	67.0
Repayments of revolving credit facilities	(5.0)	(82.4)
Repayments of term loans	(240.0)	(262.0)
Repayments of notes payable	(1.7)	(1.6)
Finance fees paid in connection with credit facilities	(1.8)	-
Proceeds from mortgage	-	4.5
Principal payments on finance lease obligations	(4.6)	(4.1)
Preferred stock dividends paid	-	(17.2)
Exercise of equity awards	24.2	34.9
Tax withholding for common stock issued under equity incentive plans	(14.4)	(9.5)
Net cash used in financing activities	(43.3)	(270.4)

Effect of exchange rate changes on cash	(2.2)	(0.1)

Cash:
Increase / (decrease) during the period	20.5	(26.7)
Cash, at beginning of period	36.8	63.5
Cash, at end of period	$57.3	$36.8

Supplemental disclosures of cash flow information:
Cash paid for:
Income taxes	$71.6	$101.3
Interest	48.4	55.4

FY2027 Q1 Outlook - Modeling Items:
Net sales	$500.0 - $510.0
Adjusted gross margin (as a percentage of net sales)	45.25% - 45.5%
SG&A (as a percentage of net sales)	16.50% - 16.75%

Contact:	Mike Cummings or Josh Carroll
investors@rbcbearings.com